AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
PNG VENTURES, INC.

ARTICLE I
Name

On the effective date hereof, the name of the Corporation shall be Applied Natural Gas Fuels, Inc.

ARTICLE II
Purpose

The purpose for which this Corporation is formed is to engage in any lawful activity and business as from time to time determined by the Board of Directors.

ARTICLE III
Capital

3.1           Authorized Capital Stock. The authorized capital stock of the Corporation consists of Fifty Million Shares having a par value of $.001 per share, divided into Forty-Five Million (45,000,000) Shares of Common Stock and Five Million (5,000,000) Shares of Preferred Stock.

3.2           Common Stock. (a) Subject to the preferential dividend rights applicable to shares of the Preferred Stock, as determined by the Board of Directors of the Corporation pursuant to the provisions of Section 3.3 of this Article III, the holders of shares of the Common Stock shall be entitled to receive such dividends as may be declared by the Board of Directors of the Corporation; (b) Subject to the preferential liquidation rights and except as determined by the Board of Directors of the Corporation pursuant to the provisions of Section 3.3 of this Article III, in the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, the holders of shares of the Common Stock shall be entitled to receive all of the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares of the Common Stock held by them; and (c) except as otherwise determined by the Board of Directors of the Corporation pursuant to Section 3.3 of this Article III, the holders of shares of the Common Stock shall be entitled to vote on all matters at all meetings of the stockholders of the Corporation, and shall be entitled to one vote for each share of the Common Stock entitled to vote at such meeting, voting together with the holders of the Preferred Stock who are entitled to vote, and not as a separate class.

3.3           Preferred Stock. The Preferred Stock may be issued by the Corporation from time to time in one or more series and in such amounts as may be determined by the Board of

Directors thereof. The designations, voting rights, amounts of preference upon distribution of assets, rates of dividends, premiums of redemption, conversion rights and other variations, if any, the qualifications, limitations or restrictions thereof, if any, of the Preferred Stock, and of each series thereof, shall be such as are fixed by the Board of Directors, the authority so to do being hereby expressly granted, and as are stated and expressed in a resolution or resolutions adopted by the Board of Directors providing for the issue of such series of Preferred Stock (hereinafter called “Directors’ Resolution”). The Directors’ Resolution as to any series shall (a) designate the series, (b) fix the dividend rate or method of determining the dividend rate, if any, of such series, the payment dates for dividends on shares of such series and the date or dates, or the method of determining the date or dates, if any, from which dividends on shares of such series shall be cumulative, and any other conditions to such dividends, (c) fix the amount or amounts payable on shares of such series upon voluntary or involuntary liquidation, dissolution or winding up, or method of determining the same and (d) if the shares of such series may be redeemed, state the price or prices or rate or rates, and adjustments, or method of determining the same, if any, and the time or times, or method of determining the same, and the terms and conditions on which, the shares of such series may be redeemed. The Directors’ Resolution may (a) limit the number of shares of such series that may be issued, (b) provide for a sinking fund for the purchase or redemption of shares of such series and determine the terms and conditions governing the operation of any such fund, (c) deny or grant voting rights, full or limited, to the holders of shares of such series, (d) impose conditions or restrictions upon the creation of indebtedness of the Corporation or upon the issuance of additional Preferred Stock or other capital stock ranking on a parity therewith, or prior thereto, with respect to dividends or distribution of assets upon liquidation, (e) impose conditions or restrictions upon the payment of dividends upon, or the making of other distributions to, or the acquisition of, shares ranking junior to the Preferred Stock or to any series thereof with respect to dividends or distributions of assets upon liquidation, (f) state the price or prices or the rate or rates of exchange and other terms, conditions and adjustments upon which shares of any such series may be convertible into, or exchangeable for shares of any of the class or classes or of any other series of Preferred Stock or any other class or classes of stock, or the method of determining the same, and (g) grant such other special rights and impose such qualifications, limitations or restrictions thereon as shall be fixed by the Board of Directors and any voting power, designation, preference, right, qualification, limitation or restriction on the Preferred Stock, and any rate, condition or time for payment of dividends of the Preferred Stock, may be made dependent upon any fact which may be ascertained outside of these Articles of Incorporation or the Directors’ Resolution or, with respect to any rate, condition or time for payment of dividends of the Preferred Stock, in the resolution providing for the dividends, if the manner in which a fact may operate upon the voting power, designation, preference, right, qualification, limitation or restriction, or the rate, condition or time of payment of such dividend, is stated in these Articles of Incorporation or the Directors’ Resolution or, with respect to any rate, condition or time for payment of dividends of the Preferred Stock, in the resolution providing for the dividends.

3.4           Plan of Reorganization.  Pursuant to a First Amended Plan of Reorganization filed by the Corporation and its subsidiaries, dated December 24, 2009 (the “Plan”), confirmed by the United States Bankruptcy Court for the District of Delaware by order signed on March 12, 2010, all shares of common stock outstanding prior to the Effective Date (as defined in the Plan) shall be cancelled, extinguished and of no further force and effect.

3.5           Nonvoting Equity Securities.  Notwithstanding anything to the contrary contained herein, the Corporation shall not issue nonvoting equity securities to the extent prohibited by Section 1123(a)(6) of the United States Bankruptcy Code (11 U.S.C. §1123(a)(6)) (the “Bankruptcy Code”); provided, however, that the foregoing prohibition (i) will have no further and effect beyond that required under Section 1123(a)(6) of the Bankruptcy Code, (ii) will have such force and effect, if any, only for so long as such Section 1123(a)(6) of the Bankruptcy Code is in effect and (iii) may be amended or eliminated in accordance with applicable law.  The prohibition on the issuance of nonvoting equity securities is included herein in compliance with Section 1123(a)(6) of the Bankruptcy Code.

ARTICLE IV
Governing Board

The members of the governing board of the Corporation are designated as Directors. The members of the Board of Directors will serve until his or her successor or successors are elected and qualified. The number of directors, whether a fixed number of directors or a variable number of directors with a fixed minimum and maximum, and the manner in which the number of directors may increased or decreased, shall be as provided in the bylaws of the Corporation. Elections of Directors need not be by written ballot except and to the extent required by the bylaws of the Corporation. The Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the Corporation.

ARTICLE V
Directors’ and Officers’ Liability

5.1.           Elimination of Liability.  Directors or officers of the Corporation shall not be individually liable to the Corporation, its stockholders or creditors to the fullest extent permitted by Nevada law.  In the event that Nevada law is amended to authorize the further elimination or limitation of liability of directors or officers following the date hereof, then this Article V shall also be deemed amended to provide for the elimination or limitation of liability to the fullest extent permitted by Nevada law, as so amended.

5.2.           Mandatory Indemnification.  The Corporation shall indemnify directors, officers, employees and agents of the Corporation to the fullest extent permitted by Nevada law as the same exists or may hereafter be amended.

5.3.           Mandatory Payment of Expenses.  The Corporation shall pay the expenses incurred by a director or officer in defending any civil, criminal, administrative, or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it should be ultimately determined that the director or officer is not entitled to be indemnified by the Corporation as authorized by Nevada law.

5.4.           Effect of Amendment or Repeal. Any amendment to or repeal of any of the provisions in this Article V shall not adversely affect any right or protection of a director or officer of the Corporation for or with respect to any act or omission of such director or officer occurring prior to such amendment or repeal.

ARTICLE VI
Effective Date

This Amended and Restated Articles of Incorporation shall be effective on March 23, 2010.

ARTICLE VII
Amendment or Repeal

The Corporation reserves the right to amend, alter, change or repeal any provisions of these Articles of Incorporation in the manner now or hereafter prescribed by statutes and all rights, except to the extent specifically provided for in Article V above, conferred by these Articles are granted subject to this reservation.

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IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Articles of Incorporation to be signed by Cem Hacioglu, its Chief Executive Officer, on this 23rd day of March, 2010.

 APPLIED NATURAL GAS FUELS, INC.

  /s/ Cem Hacioglu
  Cem Hacioglu
  Chief Executive Officer